Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE THIRD QUARTER OF 2010

NEW YORK, November 1, 2010—Loews Corporation (NYSE:L) today reported net income for the 2010 third quarter of $36 million, or $0.09 per share, compared to net income of $468 million, or $1.08 per share, in the 2009 third quarter. Third quarter 2010 results included a charge of $328 million (after tax and noncontrolling interests) related to the previously announced Loss Portfolio Transfer agreement under which the Company’s CNA Financial Corporation subsidiary ceded legacy asbestos and environmental pollution liabilities to National Indemnity Company. Excluding the Loss Portfolio Transfer transaction, net income as adjusted for the third quarter 2010 amounted to $364 million as compared to $468 million.

Book value per share increased to $45.31 at September 30, 2010, compared to $43.53 at June 30, 2010 and $39.76 at December 31, 2009.

Net income and earnings per share information attributable to Loews Corporation is summarized in the table below:

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2010	2009	2010	2009

Net income attributable to Loews Corporation:
Income before net investment gains (losses) (a)	$19	$530	$792	$712
Net investment gains (losses)	37	(61)	49	(549)
Income from continuing operations	56	469	841	163
Discontinued operations, net (a)	(20)	(1)	(19)	(2)
Net income attributable to Loews Corporation	$36	$468	$822	$161
Net income per share:
Income from continuing operations	$0.13	$1.08	$2.00	$0.37
Discontinued operations, net	(0.04)		(0.04)
Net income per share	$0.09	$1.08	$1.96	$0.37
Book value per share at:
September 30, 2010	$45.31
December 31, 2009	$39.76

(a)
Includes losses of $309 million (after tax and noncontrolling interests) in continuing operations and $19 million (after tax and noncontrolling interests) in discontinued operations for the three and nine months ended September 30, 2010 related to CNA’s Loss Portfolio Transfer transaction.

Three Months Ended September 30, 2010 Compared with 2009

Income from continuing operations, excluding the Loss Portfolio Transfer transaction, amounted to $365 million as compared to $469 million. The decrease is primarily due to lower net investment income from reduced limited partnership income at CNA and lower earnings at Diamond Offshore Drilling, Inc. reflecting reduced utilization and the impact of the drilling moratorium in the Gulf of Mexico. Results in 2009 also included a $55 million gain (after tax and noncontrolling interests) at CNA from a settlement that resolved litigation related to the placement of personal accident reinsurance. These declines were partially offset by improved results from net investment gains and increased favorable net prior year development at CNA.

Income from continuing operations included net investment gains of $37 million (after tax and noncontrolling interests) in the third quarter of 2010 compared to net investment losses of $61 million in the comparable prior year period. Net investment gains in the third quarter of 2010 were driven by net trading activity and lower other-than-temporary impairment (“OTTI”) losses at CNA compared to the prior year period.

Nine Months Ended September 30, 2010 Compared with 2009

Income from continuing operations for the first nine months of 2010 amounted to $841 million (after tax and noncontrolling interests), compared to $163 million for the prior year period. The prior year period included a non-cash impairment charge of $1.0 billion ($660 million after tax) related to the carrying value of HighMount Exploration and Production LLC’s natural gas and oil properties. This charge reflected declines in commodity prices. Excluding the prior year charge and the charge for CNA’s Loss Portfolio Transfer transaction in the three months ended September 30, 2010 discussed above, results for the first nine months of 2010 improved due to significantly lower OTTI losses at CNA. The improvement was partially offset by reduced results as discussed in the three months comparison above.

Net investment gains amounted to $49 million (after tax and noncontrolling interests) in the first nine months of 2010 compared to net investment losses of $549 million in the comparable prior year period. Net investment gains in the first nine months of 2010 reflected OTTI losses at CNA of $94 million (after tax and noncontrolling interests) compared to $677 million in the comparable prior year period.

SHARE REPURCHASES

At September 30, 2010, there were 416.2 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2010, the Company purchased 2.3 million and 9.2 million shares of its common stock at an aggregate cost of $84 million and $337 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

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CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, November 1, 2010. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 14259323. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. EDT, Monday, November 1, 2010. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 437-9481, or for international callers, (719) 325-2183. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Boardwalk Pipeline Partners, LP was held on Monday, October 25, 2010. An online replay is available on Boardwalk Pipeline’s website (www.bwpmlp.com).

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 21, 2010. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 66% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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Loews Corporation and Subsidiaries
Financial Review

September 30,
Three Months		Nine Months
2010	2009	2010	2009
(In millions, except per share data)

Revenues:
Insurance premiums	$1,645	$1,707	$4,868	$5,035
Net investment income	654	726	1,797	1,908
Investment gains (losses)	62	(100)	94	(928)
Contract drilling revenues	749	885	2,405	2,664
Other	591	520	1,736	1,616
Total	3,701	3,738	10,900	10,295

Expenses:
Insurance claims & policyholders’ benefits (a)	1,343	1,282	3,798	3,919
Contract drilling expenses	355	307	1,009	907
Impairment of natural gas and oil properties (b)				1,036
Other (c)	1,745	1,191	4,136	3,586
Total	3,443	2,780	8,943	9,448

Income before income tax	258	958	1,957	847
Income tax expense	(84)	(266)	(619)	(68)

Income from continuing operations	174	692	1,338	779

Discontinued operations, net (c)	(22)	(1)	(21)	(2)
Net income	152	691	1,317	777
Amounts attributable to noncontrolling interests	(116)	(223)	(495)	(616)
Net income attributable to Loews Corporation	$36	$468	$822	$161

Net income attributable to Loews Corporation:
Income from continuing operations	$56	$469	$841	$163
Discontinued operations, net	(20)	(1)	(19)	(2)
Net income attributable to Loews Corporation	$36	$468	$822	$161

Income per share attributable to Loews Corporation:
Income from continuing operations	$0.13	$1.08	$2.00	$0.37
Discontinued operations, net	(0.04)		(0.04)
Diluted income per share attributable to Loews Corporation	$0.09	$1.08	$1.96	$0.37

Weighted diluted number of shares	418.47	433.48	420.47	434.89

(a)
Includes a gain of $94 million ($55 million after tax and noncontrolling interests), net of reinsurance for the three and nine months ended September 30, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)	Reflects a non-cash impairment charge ($660 million after tax) for the nine months ended September 30, 2009 related to the carrying value of HighMount’s natural gas and oil properties.
(c)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the three and nine months ended September 30, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to National Indemnity Company (“NICO”).

Loews Corporation and Subsidiaries
Additional Financial Information

September 30,
Three Months		Nine Months
2010	2009	2010	2009
(In millions)

Revenues:
CNA Financial	$2,301	$2,440	$6,786	$7,003
Diamond Offshore	833	919	2,518	2,762
HighMount	98	144	351	466
Boardwalk Pipeline	264	206	821	631
Loews Hotels	74	67	230	213
Investment income and other	69	62	100	148
	3,639	3,838	10,806	11,223

Investment gains (losses):
CNA Financial	62	(100)	125	(929)
Corporate and other			(31)	1
	62	(100)	94	(928)
Total	$3,701	$3,738	$10,900	$10,295

Income (Loss) Before Income Tax:
CNA Financial (a)	$(228)	$490	$518	$1,121
Diamond Offshore	298	474	1,023	1,445
HighMount (b)	30	66	105	(894)
Boardwalk Pipeline	55	16	196	85
Loews Hotels (c)	(1)	(26)	4	(49)
Investment income, net	72	64	102	149
Other (d)	(30)	(26)	(85)	(82)
	196	1,058	1,863	1,775

Investment gains (losses):
CNA Financial	62	(100)	125	(929)
Corporate and other			(31)	1
	62	(100)	94	(928)
Total	$258	$958	$1,957	$847

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$(140)	$304	$312	$722
Diamond Offshore	93	170	333	514
HighMount (b)	19	40	56	(572)
Boardwalk Pipeline (e)	21	9	80	39
Loews Hotels (c)	(2)	(15)	1	(30)
Investment income, net	47	41	67	97
Other (d)	(19)	(19)	(57)	(58)
	19	530	792	712

Investment gains (losses):
CNA Financial	37	(61)	68	(549)
Corporate and other			(19)
	37	(61)	49	(549)

Income from continuing operations	56	469	841	163
Discontinued operations, net (a)	(20)	(1)	(19)	(2)
Net income attributable to Loews Corporation	$36	$468	$822	$161

(a)
Includes a loss of $529 million ($309 million after tax and noncontrolling interests) and a $19 million loss from discontinued operations for the three and nine months ended September 30, 2010 related to CNA's transfer of legacy asbestos and environmental pollution liabilities to NICO. Also includes a gain of $94 million ($55 million after tax and noncontrolling interests), net of reinsurance for the three and nine months ended September 30, 2009, related to a legal settlement pertaining to the placement of personal accident reinsurance.

(b)
Reflects a non-cash impairment charge of $1,036 million ($660 million after tax) for the nine months ended September 30, 2009 related to the carrying value of HighMount’s natural gas and oil properties.

(c)
Reflects an impairment charge of $27 million ($16 million after tax) for the nine months ended September 30, 2009 related to the writedown of Loews Hotels' entire investment in a hotel property. Also reflects a charge of $20 million ($12 million after tax) for the three and nine months ended September 30, 2009 related to two hotel properties.

(d)	Consists primarily of corporate interest expense and other unallocated expenses.
(e)	Represents a 65.9%, 73.1%, 67.0% and 73.6% ownership interest in Boardwalk Pipeline for the respective periods.